UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2019

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Employment Agreement — Kevin Lee

On September 26, 2019, BicycleTx Ltd. (“BicycleTx”), a wholly owned subsidiary of Bicycle Therapeutics plc (the “Company”), entered into an amended and restated service agreement with Kevin Lee, BicycleTx’s Chief Executive Officer. Pursuant to the service agreement between BicycleTx and Kevin Lee (the “Lee Agreement”), Dr. Lee currently receives an annual base salary of $575,000 and reports to the Company’s Board of Directors (the “Board”).  Dr. Lee was previously granted a retention bonus of £150,000, which must be repaid if Dr. Lee provides notice to terminate his employment at any time prior to August 1, 2020. Dr. Lee is eligible for an annual performance bonus of up to fifty percent (50%) of his salary, which may be paid in cash, in whole or in part, or options to purchase the Company’s ordinary shares, based on the achievement of certain performance goals, including corporate objectives, strategic initiatives and regulatory and clinical milestones, as determined by the Compensation Committee of the Company’s Board. Dr. Lee is also eligible to participate in BicycleTx’s employee benefit plans generally available to BicycleTx executive employees, subject to the terms of those plans. Dr. Lee’s employment has no specified term, but can be terminated by either party giving the other no less than six months’ notice in writing. Dr. Lee’s employment may be terminated, immediately and without notice, pursuant to the conditions specified in the Lee Agreement, in which event Dr. Lee would then be entitled to certain accrued obligations and may, depending on the circumstances, be entitled to receive payment in lieu of salary and benefits for all or any part of the notice period to which he would otherwise have been entitled.  If Dr. Lee’s employment is terminated as a result of his death, by BicycleTx without Cause (as defined in the Lee Agreement) or by Dr. Lee for Good Reason (as defined in the Lee Agreement), BicycleTx will owe Dr. Lee severance pay, the amount of which will depend whether such termination occurs within the 12-month period following a Change of Control (as defined in the Lee Agreement) of the Company. If such termination occurs within such 12-month period, Dr. Lee would be entitled to receive a payment equal to 1.5 times his then-annual salary and target annual performance bonus, and benefits continuation (or cash in lieu thereof) for 18 months following his termination. Any equity awards held by Dr. Lee subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Lee Agreement) of the Company, Dr. Lee would be entitled to receive a payment equal to one times his then annual salary, and benefits continuation (or cash in lieu thereof) for 12 months following termination. The Lee Agreement also binds Dr. Lee to customary confidentiality, intellectual property and post-termination covenants.

Amended and Restated Executive Employment Agreement — Lee Kalowski

On September 26, 2019, Bicycle Therapeutics Inc. (“Bicycle Inc.”), a wholly owned subsidiary of the Company, entered into an amended and restated employment agreement with Lee Kalowski, Bicycle Inc.’s President and Chief Financial Officer.  Pursuant to the amended and restated employment agreement between Bicycle Inc. and Mr. Kalowski (the “Kalowski Agreement”), Mr. Kalowski currently receives an annual base salary of $450,000 and is eligible for an annual performance bonus with an annual target of 40% of his salary, based on the achievement of certain targeted goals, as determined by Bicycle Inc. and confirmed by Bicycle Inc.’s Board of Directors.  Mr. Kalowski reports to the Company’s Chief Executive Officer.  Mr. Kalowski is also eligible to participate in Bicycle Inc.’s employee benefit plans generally available to Bicycle Inc.’s executive employees, subject to the terms of those plans. Mr. Kalowski’s employment is at will and may be terminated at any time by Bicycle Inc. or Mr. Kalowski. In the event Mr. Kalowski’s employment is terminated, he would then be entitled to certain accrued obligations.  In the case of termination due to death or Disability (as defined in the Kalowski Agreement) only, those accrued obligations would include the annual bonus amount that Mr. Kalowski would have otherwise earned for performance in such preceding calendar year. If Mr. Kalowski’s employment is terminated by Bicycle Inc. without Cause (as defined in the Kalowski Agreement) or by Mr. Kalowski for Good Reason (as defined in the Kalowski Agreement), provided he signs and does not revoke a separation agreement that includes a release of claims and a non-competition agreement, Bicycle Inc. will pay him severance pay, the amount of which will depend upon whether such termination occurs within the 12-month period following a Change of Control (as defined in the Kalowski Agreement) of the Company. If such termination occurs within such 12-month period, Mr. Kalowski would be entitled to receive 12 months of continued base salary, his target annual performance bonus paid in one lump sum, and payment by Bicycle Inc. of the employer-portion of premiums for continued group health coverage for up to 12 months following his termination. Any equity awards held by Mr. Kalowski subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Kalowski Agreement) of the Company, Mr. Kalowski would be entitled to receive nine months of continued base salary and payment by Bicycle Inc. of the employer-portion of premiums for continued group health coverage for up to nine months following termination. The Kalowski agreement also binds Mr. Kalowski to customary confidentiality, intellectual property and post-termination covenants.

The foregoing descriptions of the Lee Agreement and the Kalowski Agreement do not purport to be complete and are qualified in their entirety by the Lee Agreement and the Kalowski Agreement, respectively, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated by reference into this Item 5.02.

Non-Employee Director Compensation Policy

On September 26, 2019, at the recommendation of the Compensation Committee of the Board, the Board approved an amendment to the Company’s Non-Employee Director Compensation Policy to alter the vesting provisions applicable to options to purchase ordinary shares granted to non-employee directors.  Upon initial election to the Company’s Board, each non-employee director will be granted an option to purchase 23,798 ordinary shares (the “Initial Grant”). In addition, on the date of each annual meeting of shareholders each non-employee director (other than the chair) who will continue as a non-employee director following such meeting will be granted an option to purchase 11,899 ordinary shares and the chair will be granted an option to purchase 23,798 ordinary shares (the “Annual Grant”). If a new non-employee director joins the Board on a date other than the date of the Company’s annual meeting of shareholders, such non-employee director will be granted a pro-rata portion of the Annual Grant, based on the time between his or her appointment and the Company’s next annual meeting of shareholders. The Initial Grant will vest in equal monthly installments over three years, subject to continued service as a director through the applicable vesting dates. The Annual Grant will vest in full on the date of grant. All equity awards granted to the Company’s non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy will vest in full upon a sale of the Company.

Item 9.01 Financial Statements and Exhibits

(a)           Exhibits

10.1	Service Agreement, dated September 26, 2019, by and between BicycleTx Ltd. and Kevin Lee

10.2	Amended and Restated Employment Agreement, dated September 26, 2019, by and between Bicycle Therapeutics Inc. and Lee Kalowski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2019	BICYCLE THERAPEUTICS PLC

	By:	/s/ Lee Kalowski
Name: Lee Kalowski
Title: Chief Financial Officer